SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2005

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2005, TVI Corporation (“TVI”) and each of its three subsidiaries entered into a Credit and Security Agreement and related agreements (together, the “Credit Agreement”) with Bank of America, N.A. (“BOA”). The Credit Agreement provides for a revolving credit facility in the maximum principal amount of $10,000,000. Borrowings under the credit facility bear interest at a floating rate equal to LIBOR plus a stated margin of between 1.25% and 1.75% based upon the ratio of TVI’s total funded debt to EBITDA (“EBITDA Ratio”).

The Credit Agreement also provides that BOA will issue or commit to issue letters of credit for the account of TVI in aggregate undrawn amounts of up to $2,000,000. Annual fees for letters of credit issued for the account of TVI will equal 1.25% to 1.75% of the face amount of such letters of credit based upon the EBITDA Ratio. The amount of any outstanding letters of credit issued or committed to be issued by BOA will reduce, dollar for dollar, the aggregate amount available under the credit facility.

The obligations under the Credit Agreement are secured by a security interest in all of the personal property of TVI and its subsidiaries (the “Collateral”).

The Credit Agreement contains customary covenants that will, among other things, limit the ability of TVI to incur additional indebtedness, create liens, pay dividends, make certain types of investments, enter into certain types of transactions with affiliates, make certain capital expenditures, sell assets, merge with other companies or enter into certain other transactions outside of the ordinary course of business. The Credit Agreement also requires TVI to maintain an EBITDA Ratio of 1.75 to 1.0 or less on a rolling 4-calendar quarter basis. The Credit Agreement contains customary events of default, including, but not limited to: (a) non-payment of amounts due; (b) material breach of representations, warranties or covenants under the Credit Agreement or the documents pertaining thereto; (c) cross-default provisions relating to other indebtedness obligations; (d) loss of collateral; (e) bankruptcy or similar proceedings; (f) dissolution; or (g) other certain material adverse changes. Upon the occurrence of an event of default, the amounts outstanding under the credit facility may be accelerated and may become immediately due and payable and BOA may exercise other remedies available to it under the Credit Agreement, including without limitation, exercising its rights in the Collateral.

TVI paid a commitment fee of $25,000 in connection with the establishment of the credit facility, and it must pay certain administrative and professional expenses incurred by BOA in connection with the drafting and negotiation of the Credit Agreement. TVI must also pay a commitment fee equal to an annual rate of 0.25% or 0.30% of the unused facility, which rate is based on TVI’s EBITDA Ratio at the time such fee is due, times the amount of the unused facility.

The credit facility will terminate and all amounts owing thereunder will be due and payable on December 31, 2008.

TVI has not yet requested any advances under the credit facility and has not yet requested any commitments from BOA to issue letters of credit. The Credit Agreement provides that advances under the credit facility can be used only for working capital purposes, to make capital expenditures and to finance permitted acquisitions.

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Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: January 5, 2006	By:	/s/ RICHARD V. PRIDDY
	Name:	Richard V. Priddy
	Title:	President and Chief Executive Officer

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